EXHIBIT 12.4

THE CLEVELAND ELECTRIC ILLUMINATING COMPANY

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

	Year Ended December 31,
	2005	2006	2007	2008	2009 (b)
	(Dollars in thousands)
EARNINGS AS DEFINED IN REGULATION S-K:
Income before extraordinary items	$233,101	$307,946	$278,283	$286,486	$(10,992)
Interest and other charges, before reduction for amounts capitalized
and deferred	132,226	141,710	138,977	125,976	137,171
Provision for income taxes	153,014	188,662	163,363	136,786	(10,183)
Interest element of rentals charged to income (a)	47,643	45,955	29,829	1,919	2,380

Earnings as defined	$565,984	$684,273	$610,452	$551,167	$118,376

FIXED CHARGES AS DEFINED IN REGULATION S-K:
Interest before reduction for amounts capitalized and deferred	$132,226	$141,710	$138,977	$125,976	$137,171
Interest element of rentals charged to income (a)	47,643	45,955	29,829	1,919	2,380

Fixed charges as defined	$179,869	$187,665	$168,806	$127,895	$139,551

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES	3.15	3.65	3.62	4.31	0.85

(a) Includes the interest element of rentals where determinable plus 1/3 of rental expense where no readily defined interest element can be determined.

(b) The earnings as defined in 2009 would need to increase $21,175,000 for the fixed charge ratio to be 1.0.

EXHIBIT 12.4

THE CLEVELAND ELECTRIC ILLUMINATING COMPANY

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES PLUS
PREFERRED STOCK DIVIDEND REQUIREMENTS (PRE-INCOME TAX BASIS)

	Year Ended December 31,
	2005	2006	2007	2008	2009 (b)
	(Dollars in thousands)
EARNINGS AS DEFINED IN REGULATION S-K:
Income before extraordinary items	$233,101	$307,946	$278,283	$286,486	$(10,992)
Interest and other charges, before reduction for amounts capitalized
and deferred	132,226	141,710	138,977	125,976	137,171
Provision for income taxes	153,014	188,662	163,363	136,786	(10,183)
Interest element of rentals charged to income (a)	47,643	45,955	29,829	1,919	2,380

Earnings as defined	$565,984	$684,273	$610,452	$551,167	$118,376

FIXED CHARGES AS DEFINED IN REGULATION S-K PLUS
PREFERRED STOCK DIVIDEND REQUIREMENTS
(PRE-INCOME TAX BASIS):
Interest before reduction for amounts capitalized and deferred	$132,226	$141,710	$138,977	$125,976	$137,171
Preferred stock dividend requirements	2,918	-	-	-	-
Adjustments to preferred stock dividends
to state on a pre-income tax basis	1,932	-	-	-	-
Interest element of rentals charged to income (a)	47,643	45,955	29,829	1,919	2,380

Fixed charges as defined plus preferred stock
dividend requirements (pre-income tax basis)	$184,719	$187,665	$168,806	$127,895	$139,551

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
PLUS PREFERRED STOCK DIVIDEND REQUIREMENTS
(PRE-INCOME TAX BASIS)	3.06	3.65	3.62	4.31	0.85

(a) Includes the interest element of rentals where determinable plus 1/3 of rental expense where no readily defined interest element can be determined.

(b) The earnings as defined in 2009 would need to increase $21,175,000 for the fixed charge ratio to be 1.0.